    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1998
                                                     REGISTRATION NO. 333-47637
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               AGRIBIOTECH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
              NEVADA                                   85-0325742
   (STATE OR OTHER JURISDICTION              (I.R.S. EMPLOYERIDENTIFICATION
 OFINCORPORATION OR ORGANIZATION)                       NUMBER)

                           120 CORPORATE PARK DRIVE
                            HENDERSON, NEVADA 89014
                                (702) 566-2440
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  DR. JOHNNY R. THOMAS, CHAIRMAN OF THE BOARD
                               AGRIBIOTECH, INC.
                           120 CORPORATE PARK DRIVE
                            HENDERSON, NEVADA 89014
                                 (702)566-2440
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                            ELLIOT H. LUTZKER, ESQ.
                            SNOW BECKER KRAUSS P.C.
                               605 THIRD AVENUE
                           NEW YORK, NEW YORK 10158
                    TEL: (212) 687-3860 FAX: (212) 949-7052

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  Pursuant to Rule 429 under the Act, the Prospectus included as part of this Registration Statement shall be deemed to relate to the shares that reference notes (7) and (8) in the column marked "Amount to be Registered" that were registered in the Company's Registration Statement on Form S-3 (No. 333-33367), originally filed on August 11, 1997, amended on December 12, 1997.

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

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                               PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF                        MAXIMUM          MAXIMUM
    SECURITIES TO BE      AMOUNT TO BE      OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED          REGISTERED       PER SHARE (1)  OFFERING PRICE(1) REGISTRATION FEE
----------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................. 2,402,182 Shs.(2)     $13.4375(3)   $ 32,279,321      $  9,522.40(4)
Common Stock, $.001 par
 value.................. 1,173,000 Shs.(5)     $13.4375(3)   $ 15,762,188      $  4,649.85(4)
Common Stock, $.001 par
 value..................   586,500 Shs.(6)     $  17.50      $ 10,263,750      $  3,027.81(4)
Common Stock, $.001 par
 value.................. 1,000,000 Shs.(7)     $   7.47(9)   $  7,470,000      $  2,203.65(10)
Common Stock, $.001 par
 value..................    25,000 Shs.(8)     $13.4375(3)   $    335,938      $     99.10(4)
Common Stock, $.001 par
 value.................. 1,935,609 Shs.(11)    $13.4375(3)   $ 26,009,746      $  7,672.88(4)
Total...................                                     $ 92,120,943      $ 27,175.69(12)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.
(2) For resale by institutional purchasers of restricted shares of common stock ("Common Stock") who purchased such shares between March 31, 1998 and April 2, 1998 in private placements.
(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the common stock of the Registrant on the Nasdaq National Market of $13 7/16 per share on March 4, 1998.
(4) This amount was paid when the shares were first registered on March 10, 1998, with the initial filing of this Registration Statement.
(5) For resale by institutional purchasers of restricted shares of Common Stock who purchased such shares on May 4, 1998 and May 13, 1998 in private placements.
(6) Represents shares issuable upon exercise of Common Stock purchase warrants (the "Warrants") at $17.50 per share. These shares are registered for resale by the purchasers of the Warrants in connection with the issuance of the shares referred to in note (5) above.
(7) Issued pursuant to an Agreement and Plan of Reorganization, dated December 1, 1997, among the Registrant, Lofts Mergerco, Lofts Seed, Inc. ("Lofts Seed") and Budd Seed, Inc. ("Budd Seed") and the stockholders of each of Lofts Seed and Budd Seed, all of whom are Selling Stockholders.
(8) Issued pursuant to an escrow agreement entered into in connection with the closing of the purchase of Lofts Seed and Budd Seed discussed in Note (7) above.
(9) Calculated for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the common stock of the Registrant on August 4, 1997 on the Nasdaq National Market of $7.47, when the shares were registered on the Company's Registration Statement on Form S-3 (No. 333-33367), first declared effective on August 14, 1997, as amended on December 12, 1997, by Post-Effective Amendment No. 1 to such Registration Statement.
(10) This amount was paid when the shares were first registered on August 11, 1997 on the Company's Registration Statement on Form S-3 (No. 333-33367), as amended on December 12, 1997.
(11) These shares consist of: an aggregate of 24,920 shares of Common Stock issued in lieu of a cash payment owed to the former owners of Clark
     Seeds, Inc. ("Clark") and 5,189 shares issued to standby purchasers not taken by the former owners of Clark; an aggregate of 102,281 shares of Common Stock issued in connection with the Registrant's March 12, 1998 acquisition of Discount Farm Center Inc.; an aggregate of 93,500 shares of Common Stock issued in connection with the Registrant's March 24, 1998 acquisition of Kinder Seed, Inc.; an aggregate of 300,000 shares of Common Stock issued in connection with the Registrant's April 8, 1998 acquisition of Zajac Performance Seeds, Inc. and Zajac Performance Seeds Oregon LLC; an aggregate of 460,000 shares of Common Stock issued in connection with the Registrant's April 23, 1998 acquisition of certain assets of Van Dyke Seed Company, Inc.; an aggregate of 200,000 shares of Common Stock issued in connection with the Registrant's April 27, 1998 acquisition of Ohio Seed Company; an aggregate of 295,000 shares of Common Stock issued in connection with the Registrant's May 6, 1998 acquisition of Las Vegas Fertilizer Co., Inc; an aggregate of 200,000 shares of Common Stock issued in connection with the Registrant's May 22, 1998 acquisition of Peterson Seed Company, Inc.; an aggregate of 136,364 shares of Common Stock issued in connection with the Registrant's
     June 25, 1998 acquisition of W-D Seed Growers Idaho, Inc.; an aggregate of 10,000 shares of Common Stock issued in connection with the Registrant's July 8, 1998 acquisition of Geo. W. Hill & Co., Inc.; an aggregate of 108,355 shares of Common Stock issued in connection with the Registrant's July 21, 1998 acquisition Arrowhead Enterprises, Inc.
     (d/b/a J&M Seed Company).
(12) Of this amount: (a) $24,972.04 was paid when an aggregate of 7,000,000 shares were registered with the Commission on March 10, 1998, as described in Note (4) above; and (b) $2,203.65 was paid when these 1,000,000 shares were registered with the Commission on August 11, 1997, as described in Note (10) above.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION, AUGUST 11, 1998

PROSPECTUS

                               AGRIBIOTECH, INC.

                        7,122,291 SHARES OF COMMON STOCK

                                  -----------

  This Prospectus pertains to 7,122,291 shares of Common Stock (the "Shares"), $.001 par value per share, of AgriBioTech, Inc., a Nevada corporation ("ABT" or the "Company"). The Company is registering an aggregate of 7,122,291 Shares for resale by the selling stockholders (collectively, the "Selling Stockholders") who are (a) qualified institutional buyers ("QIBs"), institutional accredited investors or other accredited investors (the "Investors") who purchased their respective Shares in private sales (the "Private Placements"), or (b) the former owners (the "Former Owners") of companies acquired by the Company or their respective assignees, transferees, pledgees or other successors for their own accounts and not for the account of the Company. The Selling Stockholders received the Shares in private transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), under Section 4(2) of the Securities Act.

  The Common Stock is traded on the Nasdaq under the symbol "ABTX." On August 10, 1998, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $20.125 per share.

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR INFORMATION CONCERNING CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

 THIS PROSPECTUS ALSO AMENDS THE COMPANY'S PROSPECTUS DATED DECEMBER 17, 1997,
                                AS SUPPLEMENTED.

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS AUGUST  , 1998

  The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders, but will receive gross proceeds of $10,263,750 from the exercise of Warrants (as defined). The Company is registering the Selling Stockholder Shares offered by this Prospectus pursuant to the terms and conditions of registration rights granted to the Selling Stockholders in the Private Placements. The Company also agreed that it would pay the expenses of this registration, which it estimates will be $300,000. Each of the Selling Stockholders will pay the cost of all brokerage commissions and discounts, and all legal expenses incurred by them in connection with sales of their respective Shares.

  Commencing on the effective date of this Prospectus, the Selling Stockholders may, from time to time, sell, transfer or pledge the Shares directly to purchasers, transferees or pledgees or may offer the Shares through agents, brokers, dealers or underwriters who may receive compensation in the form of commissions or discounts from the Selling Stockholders. The Company anticipates that the Selling Stockholders will offer shares of Common Stock for resale on the Nasdaq National Market ("Nasdaq"), in privately negotiated transactions, or in any combination thereof at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Prior to selling Shares, the Selling Stockholders must satisfy the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

  The Company has not authorized any person to give any information or to make any representations in connection with sales of any Shares by the Selling Stockholders other than those contained in this Prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this Prospectus. The information in this Prospectus is correct as of the date of this Prospectus. You should not assume that there has been no change in the affairs of the Company since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time after its date. This Prospectus is not an offer to sell or a solicitation of an offer to buy the Shares in any circumstances in which such an offer or solicitation is unlawful.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy reports, proxy statements and other information filed by the Company at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60611-2511. You may also obtain copies of such material at prescribed rates, by writing to the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Commission's Worldwide Web site at http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, you should refer to the Registration Statement and the exhibits thereto or incorporated by reference therein. Information concerning the Company may be found on the Company's Web site at http://www.agribiotech.com. See "Acquisitions, Description of Other Indebtedness, Recent Developments and Web Site Disclosures." You may inspect the Registration Statement, including such exhibits, without charge at the public reference facilities maintained by the Commission, at the Commission's regional offices at the addresses stated above and on the Commission's Web site. You may also obtain copies of these documents, at prescribed rates, by writing to the Commission's Public Reference Room at the address set forth above.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company has filed the following documents with the Commission, all of which are incorporated by reference into and made a part of this Prospectus:

    (i) the Company's Annual Report on Form 10-KSB (as amended on October 24, 1997, February 17, 1998 and August 11, 1998) for the fiscal year ended June 30, 1997 ("Form 10-KSB");

    (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 (as amended on July 12, 1996), September 30, 1997 (as amended on February 17, 1998 and August 11, 1998), December 31, 1997 (as amended on February 17, 1998 and August 11, 1998) and March 31, 1998 (as amended on August 11, 1998) ("Forms 10-Q");

    (iii) the Company's Current Reports on Form 8-K for October 30, 1996 (as amended on January 13, 1997, February 17, 1998 and August 11, 1998), May 15, 1997 (as amended on July 29, 1997, February 17, 1998 and August 11,
  1998), June 18, 1997, August 22, 1997 (as amended on September 26, 1997, February 17, 1998 and August 11, 1998), October 22, 1997, December 1, 1997, January 6, 1998 (as amended on March 10, 1998, March 30, 1998 and August 11, 1998), January 9, 1998 (as amended on March 10, 1998, March 30, 1998 and August 11, 1998), January 26, 1998 (as amended on March 30, 1998 and August 11, 1998), March 31, 1998, April 8, 1998, May 22, 1998, June 23,
  1998 and August 11, 1998 ("Forms 8-K");

    (iv) the description of the Company's Common Stock, $.001 par value, contained in the Company's Registration Statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information;

    (v) the Company's Proxy Statement dated January 20, 1998 for its Annual Meeting held on February 23, 1998; and

    (vi) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein may be modified or superseded for purposes of this Prospectus by a statement contained in this Prospectus or in any other document that is filed after the date of this Prospectus that also is or is deemed to be incorporated by reference herein. Any statement that is so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as modified or superseded.

  Copies of all documents that are incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Unless the context indicates otherwise: (a) the terms the "Company" and "ABT" as used in this Prospectus refer to AgriBioTech, Inc. and its subsidiaries, and (b) fiscal year references are to the respective fiscal years ended June 30.

                                  THE COMPANY

  ABT is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage and cool-season turfgrass seeds. Since January 1, 1995, the Company has completed 29 acquisitions ("Acquisitions") and has executed agreements to acquire two additional companies (the "Pending Acquisitions"). The Company has grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $407 million for the 12-month period ended June 30, 1997, including completed Acquisitions and the Pending Acquisitions. The Company's vertically integrated forage and cool-season turfgrass seed operations include traditional genetic breeding and research and development programs, seed processing plants that clean, condition and package seed grown under contract for ABT, and national and international sales and distribution networks. The Company's headquarters are located at 120 Corporate Park Drive, Nevada 89014; telephone no. (702) 566-2440.

                                  THE OFFERING

Shares of Common Stock to
 be offered by the Selling
 Stockholders...............  7,122,291(1)

Shares of Common Stock
 issued and outstanding
 before the offering........ 37,424,477(2)

Use of Proceeds............. The Company will not receive any proceeds from the sale of the Shares by the Selling
                             Stockholders. Any proceeds received by the Company from the exercise of Warrants by Selling Stockholders in an amount of up to $10,263,750 of gross proceeds will be used to repay indebtedness, fund the cash portion of acquisitions and/or for working capital purposes.

Nasdaq National Market
Symbol...................... ABTX

Risk Factors................ These securities involve a high degree of risk.
                             See "Risk Factors."
--------
(1) Consisting of 6,535,791 outstanding shares of restricted stock and/or 586,500 shares reserved for issuance upon exercise of outstanding Common Stock purchase warrants ("Warrants") issued in May 1998, exercisable at $17.50 per share, that were purchased by Investors in the Private Placements and by the Former Owners.

(2) Based on 37,424,477 shares outstanding as of August 7, 1998, but does not give effect to (i) approximately 7,565,000 shares of Common Stock reserved for issuance upon exercise of stock options outstanding as of July 1, 1998 and approximately 2,520,000 shares of Common Stock issuable upon exercise of options available for future grants under the Company's 1994 Employee Stock Option Plan (the "1994 Plan"), (ii) 400,000 shares of Common Stock reserved for issuances upon grant of shares under the Company's Employee Stock Bonus Plan (the "Bonus Plan"), and (iii) 586,500 shares reserved for issuance upon exercise of outstanding Warrants.

                             SUMMARY FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             NINE MONTHS ENDED                                      NINE
                                 MARCH 31,              YEARS ENDED JUNE 30,       MONTHS
                         ---------------------------  --------------------------   ENDED
                         1998 PRO    1998             1997 PRO   1997             JUNE 30,
                         FORMA(1)   ACTUAL    1997    FORMA(1)  ACTUAL    1996    1995(2)
                         --------  --------  -------  --------  -------  -------  --------
STATEMENT OF OPERATIONS
 DATA:
Net sales............... $294,173  $139,695  $41,165  $406,760  $65,904  $25,962  $ 4,754
Cost of sales...........  226,541   109,209   31,006   312,975   49,527   19,236    3,398
                         --------  --------  -------  --------  -------  -------  -------
Gross profit............   67,632    30,486   10,159    93,785   16,377    6,726    1,356
Operating expenses......   65,462    27,442   10,814    85,793   17,972    9,637    2,779
                         --------  --------  -------  --------  -------  -------  -------
Earnings (loss) from
 operations.............    2,170     3,044     (655)    7,992   (1,595)  (2,911)  (1,423)
Total other income
 (expense)..............   (2,325)   (1,634)    (534)   (6,928)  (1,119)    (413)      16
                         --------  --------  -------  --------  -------  -------  -------
Earnings (loss) before
 income taxes...........     (155)    1,410   (1,189)    1,064   (2,714)  (3,324)  (1,407)
Income tax expense
 (benefit)..............   (2,719)   (2,907)     --      1,248      --       --       --
                         --------  --------  -------  --------  -------  -------  -------
Net earnings (loss).....    2,564     4,317   (1,189)     (184)  (2,714)  (3,324)  (1,407)
Discount and imputed
 dividends on preferred
 stock..................       80        80    3,203     3,233    3,233    2,318      --
                         --------  --------  -------  --------  -------  -------  -------
Net earnings (loss)
 attributable to common
 stock.................. $  2,484  $  4,237  $(4,392) $ (3,417) $(5,947) $(5,642) $(1,407)
                         ========  ========  =======  ========  =======  =======  =======
Shares of common stock
 used in computing
 earnings (loss) per
 common share (in
 thousands):
  Basic.................   35,479    28,044   13,301    25,566   15,549    7,459    5,485
  Diluted...............   39,808    32,374   13,301    25,566   15,549    7,459    5,485
                         ========  ========  =======  ========  =======  =======  =======
Net earnings (loss) per
 common share:
  Basic................. $   0.07  $   0.15  $ (0.33) $  (0.13) $ (0.38) $ (0.76) $ (0.26)
  Diluted............... $   0.06  $   0.13  $ (0.33) $  (0.13) $ (0.38) $ (0.76) $ (0.26)
                         ========  ========  =======  ========  =======  =======  =======

                                     AS OF MARCH 31,        AS OF JUNE 30,
                                  --------------------- -----------------------
                                   ACTUAL  PRO FORMA(3)  1997    1996   1995(2)
                                  -------- ------------ ------- ------- -------
                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......  $  2,967   $  1,752   $ 2,554 $ 2,522 $1,423
Total assets....................   258,770    359,048    95,113  26,184  8,014
Long-term obligations, excluding
 current installments...........     8,433     12,663     2,668   1,055    148
Total liabilities...............   107,880    179,218    50,125  12,161  1,681
Working capital.................    24,263      3,823     7,555   6,461  3,792
Stockholders' equity............   150,891    179,829    44,988  14,022  6,333

--------
(1) Includes the results of operations for the Acquisitions completed after the beginning of the period presented and the Pending Acquisitions, including related financing of such acquisitions, as if all of such acquisitions had been completed as of the beginning of the period presented.

(2) The Company changed its fiscal year end to June 30th effective in 1995.

(3) Includes the Acquisitions completed after March 31, 1998 and the Pending Acquisitions, including related financing of such acquisitions, as if all such acquisitions had been completed on March 31, 1998. Also reflects the issuance after March 31, 1998 of Common Stock and Warrants and the application of the proceeds therefrom, aggregating approximately $19.5 million.

                ACQUISITIONS, DESCRIPTION OF OTHER INDEBTEDNESS
                 RECENT DEVELOPMENTS AND WEB SITE DISCLOSURES

ACQUISITIONS

  Since the Company commenced its acquisition program in January 1995, it has acquired all or part of 29 seed companies and has signed agreements to acquire two aditional seed businesses, all as described in the tables below.

                                         APPROXIMATE
                                         REVENUE FOR
                                          LAST YEAR    APPROXIMATE
                                          PRIOR TO      PURCHASE
         AGRIBIOTECH          EFFECTIVE  ACQUISITION      PRICE
       ACQUISITIONS(1)          DATE    (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
       ---------------        --------- ------------- ------------- ------------------------
 Seed Resource...............  Jan 95       $ 1.6         $ 1.1     Distribution, production
                                                                    and research in Texas of
                                                                    proprietary sorghum,
                                                                    sudan grass, ryes &
                                                                    millets in the U.S.,
                                                                    Mexico and Europe.
 Scott Seed Company..........  Mar 95       $ 5.5         $ 1.5     Distribution of
                                                                    proprietary alfalfa
                                                                    varieties, clover
                                                                    varieties, pasture
                                                                    mixes, turfgrass
                                                                    varieties and corn
                                                                    hybrids in Kentucky and
                                                                    Southern Indiana.
 Hobart Seed Company.........  Apr 95       $ 3.3         $ 1.7     Distribution of alfalfa,
                                                                    field seeds and lawn and
                                                                    garden supplies in Okla-
                                                                    homa, Texas and Kansas.
 Sphar Seed Company..........  July 95      $ 2.1         $ 0.3     Markets proprietary al-
                                                                    falfa varieties, clover
                                                                    varieties, pasture mix-
                                                                    es, turfgrass varieties
                                                                    and corn hybrids
                                                                    throughout Kentucky and
                                                                    Southern Indiana.
 Halsey Seed Company.........  July 95      $ 1.2         $ 1.1     Distribution of alfalfa,
                                                                    field seeds and turf
                                                                    seeds in New York and
                                                                    New England.
 Arnold Thomas Seed Service..  Oct 95       $ 2.3         $ 0.9     Production and seed
                                                                    cleaning facilities in
                                                                    Washington with access
                                                                    to grass, clover and
                                                                    alfalfa seed production
                                                                    areas in the Northwest.
 Clark Seeds.................  Oct 95       $ 4.1         $ 2.2     Distribution, production
                                                                    and seed cleaning facil-
                                                                    ities in Idaho and Ore-
                                                                    gon.
 Doug Conlee Seed............  Jan 96       $ 1.0         $ 0.6     Distribution of forages,
                                                                    proprietary sorghum and
                                                                    sudan grass germplasm
                                                                    from Texas.
 Beachley-Hardy Seed.........  Feb 96       $ 9.7         $ 4.1     Distribution of proprie-
                                                                    tary forage and
                                                                    turfgrass products,
                                                                    Roundup-ready soybeans
                                                                    and high-oil corn in the
                                                                    Northeast.
 Michigan Hybrid Seed........  Jun 96         Nil           Nil     Distribution of proprie-
                                                                    tary alfalfa varieties
                                                                    and hybrid seed corn in
                                                                    Michigan.

                                          APPROXIMATE
                                          REVENUE FOR
                                           LAST YEAR    APPROXIMATE
                                           PRIOR TO      PURCHASE
          AGRIBIOTECH          EFFECTIVE  ACQUISITION      PRICE
        ACQUISITIONS(1)          DATE    (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
        ---------------        --------- ------------- ------------- ------------------------
 W-L Research and Germain's...  Sept 96      $22.2         $16.2     W-L is a leading alfalfa
                                                                     research company. See
                                                                     "Description of
                                                                     Business--Research and
                                                                     Development" in the Form
                                                                     10-KSB. This company has
                                                                     a strong base of
                                                                     franchised distributors
                                                                     in the U.S. and several
                                                                     foreign countries.
                                                                     Germain's is one of the
                                                                     oldest, best recognized
                                                                     regional seed companies
                                                                     in the Western U.S. with
                                                                     more people serving more
                                                                     Western States than any
                                                                     other forage or
                                                                     turfgrass seed company.
                                                                     The 127-year-old company
                                                                     markets hybrid corn,
                                                                     alfalfa, turfgrass,
                                                                     clover, pasture grass
                                                                     and clover crop seed in
                                                                     the Western U.S. &
                                                                     Mexico.
 E.F. Burlingham & Sons(2)....  Apr 97       $35.6         $ 9.6     Distribution, production
                                                                     and research in Oregon
                                                                     of turfgrass seed with
                                                                     many varieties scoring
                                                                     as leading performers in
                                                                     official national turf
                                                                     evaluation tests.
 Sexauer Seed.................  Apr 97       $10.3         $ 3.2     Distribution and produc-
                                                                     tion of forages in South
                                                                     Dakota with 106 years of
                                                                     history.
 Olsen Fennell Seeds..........  Jun 97       $28.6         $15.2     Distribution and
                                                                     production in Oregon
                                                                     with good germplasm in
                                                                     turf seeds and non-
                                                                     alfalfa forages.
 LaCrosse Seed................  Jul 97       $ 9.4         $ 7.0     Distribution of alfalfa,
                                                                     field seeds and
                                                                     turfgrass seeds in the
                                                                     upper Midwest.
 Lofts Seed(3)................  Jan 98       $74.7         $33.1     Distribution, production
                                                                     and research company,
                                                                     based in North Carolina.
                                                                     Lofts Seed is a premier
                                                                     turfgrass seed company
                                                                     with national and
                                                                     international sales.
 Seed Corporation of America..  Jan 98       $39.8         $ 9.2     Distribution of forage
                                                                     and turfgrass seed
                                                                     nationwide.
 Discount Farm Center.........  Feb 98       $ 5.9         $ 3.1     Distribution of forage
                                                                     small grains, other for-
                                                                     ages and birdseed in the
                                                                     Midwest.
 Kinder Seed..................  Feb 98       $ 3.1         $ 3.5     Distribution of forages
                                                                     and turfgrasses in the
                                                                     Northeast.
 Las Vegas Fertilizer.........  Jan 98       $16.0         $12.4     Distribution of
                                                                     turfgrass to golf
                                                                     courses and lawn and
                                                                     garden products to home
                                                                     improvement centers,
                                                                     mass merchandisers and
                                                                     nurseries in Nevada,
                                                                     California, Utah, Idaho
                                                                     and Wyoming.
 Ohio Seed Company............  Mar 98       $ 9.3         $ 3.8     Distribution of forages
                                                                     and turfgrasses in Ohio
                                                                     and Michigan.
 Van Dyke Seed................  Jan 98       $10.5         $ 8.2     Distribution and produc-
                                                                     tion of forage crops in
                                                                     Oregon.
 Zajac Performance Seed.......  Jan 98       $ 8.5         $ 6.6     Distribution and
                                                                     production of private
                                                                     label proprietary
                                                                     turfgrass varieties to
                                                                     independent wholesale
                                                                     distributors in New
                                                                     Jersey and Oregon.

                                        APPROXIMATE
                                        REVENUE FOR
                                         LAST YEAR    APPROXIMATE
                                         PRIOR TO      PURCHASE
         AGRIBIOTECH         EFFECTIVE  ACQUISITION      PRICE
       ACQUISITIONS(1)         DATE    (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
       ---------------       --------- ------------- ------------- ------------------------
 Peterson Seed Company......    May 98     $11.8         $ 6.3     Distribution of alfalfa,
                                                                   clovers, turf mixes and
                                                                   other forages.
 W-D Seed Growers Idaho.....   June 98     $14.2         $12.1     Production and seed
                                                                   cleaning facilities in
                                                                   Idaho and Nevada.
 Fine Lawn Research.........   July 98     $ 5.1         $ 2.7     A leading production
                                                                   company; owns several
                                                                   proprietary turf
                                                                   varieties that exhibit
                                                                   outstanding performance.
                                                                   Distribution of
                                                                   proprietary rye grass
                                                                   and turf type tall
                                                                   fescue to professional
                                                                   users.
 Geo. W. Hill of Indiana....   July 98     $ 4.9         $ 1.5     Distribution of alfalfa,
                                                                   clovers and turf mixes
                                                                   to farmers, homeowners
                                                                   and landscapers; will
                                                                   significantly strengthen
                                                                   ABT's midwest
                                                                   distribution base.
 Geo. W. Hill & Co..........   July 98     $20.8         $ 6.3     Distribution of turf
                                                                   mixes, perennial rye
                                                                   grass, turf type tall
                                                                   fescue to homeowners and
                                                                   landscapers; also lawn
                                                                   and garden supplies,
                                                                   fertilizers and
                                                                   chemicals to retail
                                                                   stores and nurseries.
 Arrowhead Enterprises, Inc.
  (d/b/a J&M Seed Company).. August 98     $ 9.2         $ 3.4     Distribution of alfalfa,
                                                                   clovers, turf mixes,
                                                                   other forages, and
                                                                   reclamation seed
                                                                   products. The Company
                                                                   believes this to be an
                                                                   excellent complement to
                                                                   the existing
                                                                   distribution base in
                                                                   Kentucky and West
                                                                   Virginia.

--------
(1) Other than as described in notes (2) and (3) below, during the last five years none of the Company's significant acquisitions has been involved in a significant corporate transaction including, but not limited to (a) any bankruptcy, receivership or similar proceedings or (b) any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

(2) In May 1994, Douglas Pope and Greg McCarthy, the principal shareholders of E.F. Burlingham, who sold such company to ABT, purchased the Company from George Burlingham.

(3) Includes Lofts Seed Inc. and Budd Seed, Inc., which are companies under common control. The stockholders of Budd Seed, Inc. acquired Lofts Seed Inc. on June 28, 1996.

  The following two seed business acquisitions are pending, and are both expected to be completed in August 1998.

                                        APPROXIMATE
                                        REVENUE FOR
                                         LAST YEAR    APPROXIMATE
                           ANTICIPATED   PRIOR TO      PURCHASE
        AGRIBIOTECH         EFFECTIVE   ACQUISITION      PRICE
       ACQUISITIONS           DATE     (IN MILLIONS) (IN MILLIONS)  DESCRIPTION OF BUSINESS
       ------------        ----------- ------------- ------------- ------------------------
 Willamette Seed Company..  August 98      $41.8         $13.6(1)  Production and
                                                                   distribution of
                                                                   turfgrass seed to
                                                                   wholesale distributors
                                                                   in the U.S. and
                                                                   internationally; also
                                                                   distribution of
                                                                   fertilizer to farmers.
 Oseco....................  August 98      $ 9.4         $ 4.5(1)  Distribution of alfalfa,
                                                                   turf mixes, bluegrass,
                                                                   ryegrass, forage grasses
                                                                   and clovers to farmer
                                                                   dealers, elevators,
                                                                   nurseries and
                                                                   landscapers. Also owns a
                                                                   production facility for
                                                                   cleaning, processing of
                                                                   alfalfa and a seed
                                                                   coating plant.

--------
(1) Estimated based on signed agreements.

DESCRIPTION OF OTHER INDEBTEDNESS

 Revolving Credit Facility

  The Company entered into a Revolving Credit Facility (the "Revolving Credit Facility") pursuant to a Loan and Security Agreement dated as of June 23, 1998, with BankAmerica Business Credit, Inc. ("BABC"), as agent, and Deutsche Financial Services Corporation ("DFSC") as administrative agent and certain financial institutions, as lenders, including BABC and DFSC. Under the Revolving Credit Facility, the Company has a maximum borrowing availability of up to $100 million (subject to a borrowing base computation and compliance with certain financial covenants), and may borrow, repay and reborrow revolving loans and request BABC as agent to cause letters of credit to be issued for the account of the Company. The Revolving Credit Facility expires on June 23, 2001. As of August 3, 1998, the Company had borrowed approximately $52 million. The proceeds of the Revolving Credit Facility are used for working capital and other general corporate purposes.

  The Company may elect to borrow revolving loans under the Revolving Credit Facility as "LIBOR Loans" or "Base Rate Loans." Base Rate Loans are loans that bear interest at a variable rate equal to the "reference rate" of Bank of America National Trust and Savings and Association (the "Bank") plus 1.125% and LIBOR Loans bear interest at a variable rate of interest equal to the applicable "London Interbank Offered Rate" of the Bank plus 2.375% for a one, two or three month interest period, as selected by the Company.

  The Revolving Credit Facility is secured by collateral consisting of substantially all the assets (excluding fixed assets and real property) of the Company and its subsidiaries whether now owned or existing or hereafter acquired in which a security interest may lawfully be granted, including, without limitation, accounts receivable, inventory, intellectual property, the proceeds therefrom and all of the capital stock of the Company's subsidiaries. Each of the Company's domestic subsidiaries is a co-borrower under the Revolving Credit Facility and new acquisitions are required to become co-borrowers by signing a joinder agreement. The terms of the Revolving Credit Facility contain operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of cash flow to debt service and a maximum ratio of total debt to equity. Standard & Poor's assigned its single "B" rating to the Revolving Credit Facility and a single "B" corporate credit rating to the Company.

 Bridge Facility

  The Company has entered into a bridge loan facility (the "Bridge Facility") pursuant to a Bridge Loan Agreement dated as of July 3, 1998 with Deutsche Bank AG, New York Branch, which provided the Company with $15 million of unsecured bridge financing in connection with certain pending acquisitions. The Bridge Facility matures on January 4, 1999 and consists of Base Rate Loans and Euro-Dollar Rate Loans. The interest rate is 3.5% above the Base Rate or the Euro-Dollar Rate prior to September 7, 1998, 5.5% per annum above such rates from then to November 7, 1998 and 7.5% above such rates thereafter.

 Long-Term Debt

  The Company currently has approximately $10.6 million of long-term debt secured by real estate and equipment. Such debt is repayable over periods of up to 10 years and bears interest at rates ranging from 7.3% to 10.0% per annum.

RECENT DEVELOPMENTS

 Biotechnology Alliances

  The Company's first biotechnology alliance, announced in March 1998, is its agreement to fund research by the Samuel Roberts Noble Foundation ("Noble") to use transformed plants to develop alfalfa with improved digestibility utilizing genes developed by Noble, a not-for-profit research institute located in Oklahoma. Digestibility is one of the major measures of hay quality and an important determinant of the price per ton.

  On July 24, 1998, the Company announced it had signed a letter of intent with Global Agro, Inc. ("Global Agro") to enter into a biotechnology license agreement and an equity stake agreement. As an equity owner in Global Agro, the Company will have worldwide rights, exclusive in certain crops, to technology at Global Agro, including rights to technology from The Salk Institute for Biological Studies. Global Agro has an agreement with The Salk Institute which will permit the Company to commercialize and license specific proprietary technologies developed by The Salk Institute's Plant Biology Laboratory. The Salk Institute is an equity owner of Global Agro. The Company's worldwide exclusive technology rights are for all turfgrass species and for all forage grasses and certain legumes.

  On July 27, 1998, the Company announced that it had signed a letter of intent with FFR Cooperative ("FFR") to form a long-term, worldwide research alliance to develop and commercialize improved proprietary seed products. FFR was founded approximately 40 years ago by several regional farmer owned cooperatives to breed genetically improved varieties of a number of crop species. FFR has a well established breeding program and germplasm base in a number of important forage species, including orchard grass, red clover, tall fescue and timothy and has breeding programs in alfalfa, corn, soybeans, and wheat. Under the agreement, the Company will market under private label new genetically improved varieties of orchard grass, red clover, tall fescue and timothy developed by FFR through the Company's worldwide distribution system. FFR members and affiliates will be the only other distributors of FFR varieties in those species. The agreement also provides for the Company to introduce genes into the forage germplasm using biotechnology tools and to market such improved products through the distribution system of the regional cooperative owners of FFR.

WEB SITE DISCLOSURES

  In the following paragraphs, the Company is disclosing information discussed in the Company's Web Site, including forward-looking information, that is not otherwise set forth in this Prospectus or incorporated by reference herein. Forward-looking and other statements in this section, as well as elsewhere in this Prospectus, reflect the good faith judgment of the Company's management, and were solely based on facts and factors known by the Company at the time such statements were made. Except where otherwise indicated, the following statements in this section have not been updated since they were made. Forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. The risks and uncertainties that could cause or contribute to such differences in results and outcome include without limitation, the Company's historical lack of profitability, need to manage its growth, intense competition in the seed industry, seasonality of quarterly results, as well as those factors discussed under "Risk Factors" and elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference.

  AgriBioTech Mission Statement. "To become the premier forage and turfgrass seed company in the world, while also providing a full service seed product line. AgriBioTech, Inc. is committed to providing superior, value added seed varieties and superior service. The ultimate goal is to achieve a 45% market share in forage and turf seed by the year 2000 with annual revenues exceeding $500 million."

  Chairman's Update--March 4, 1998. "Building "Franchise Value' will continue to be management's primary focus for the foreseeable future. The AgriBioTech vision has been to build a strong platform consisting of industry leading germplasm, industrial leading market share through an established distribution base, all managed by world-class experienced personnel who excel in developing and marketing value-added propriety products. I have always believed that the successful assembly of such a platform would make AgriBioTech the partner of choice for biotechnology developers wishing to participate in the forage and turfgrass seed sector. I am pleased to report that our platform is exceptionally strong and it appears we will achieve all the goals we had set for December 31, 2000 by December 31, 1998--two years ahead of schedule!"

  "Recent appreciation in the share prices and resulting market capitalization of DEKALB and Delta Pine within our peer group are due, in my opinion, to the "scarcity' of seed companies with large seed revenues, distribution base and exceptional germplasm. There are only a few companies that have these characteristics and we are one of them. Our revenues are substantially larger than the revenues of Delta Pine and almost equal to DEKALB's. Our germplasm base is exceptional! Consequently, I believe that AgriBioTech is grossly under-valued."

  "We expect to have several biotechnology agreements by June 30, 1998. Each of which will contribute to "Franchise Value' and maximizing shareholder value." This quote was subsequently qualified in the Chairman's Update dated June 22, 1998, as follows:

  "Biotechnology/Gene Access: ABT continues to negotiate with a large number of parties for gene access. Negotiations are proceeding well. As you know, I have indicated to shareholders that we expected to enter into a second agreement before June 30. This remains a possibility, but we will not hasten the process simply to meet my June 30 prognostication. Shareholders can rest assured that ABT is the "partner of choice" for a number of genes, from a variety of sources." [See "Recent Developments" above.]

  A graph from the Company's 1996 Annual Report to Shareholders was reproduced in response to shareholder questions on the time frame for gross margin increase through product shifts and implementation of classic consolidation efficiencies. The graph showed nominal profitability during the first two years with the curve starting to increase in year three, further increasing in year four, and then significantly increasing in year five.

  Furthermore, it was pointed out that significant integration could not begin until the Company achieved a minimum critical mass, first achieved in calendar 1998, as illustrated in the chart below. The following chart illustrated the Company's growth based on dates relative to the Company's annual meeting dates using estimates and approximations of ABT's relative size from acquisitions (completed and pending) to those dates:

                                                                     PROJECTED
                                  1/1/95 2/2/95 2/2/96 2/2/97 2/2/98  2/2/99
                                  ------ ------ ------ ------ ------ ---------
NUMBER OF COMPANIES (Acquired or
 Pending)........................    0       2      8     11     24   is approx.
                                                                     equal to 30
NUMBER OF EMPLOYEES..............    5      50    165    200    730   is approx.
                                                                    equal to 900
ANNUALIZED REVENUE $(MILLION)....    0      10     31     64    372   greater
                                                                     than 500
STOCK PRICE $....................    0    2.50   2.48   3.18  14.50       ?

  April 1, 1998 Chairman's Update. Following the Company's entering into its first biotechnology alliance in March 1998 with the Samuel Roberts Noble Foundation ("Noble") to use transformed plants to develop alfalfa with improved digestibility utilizing genes developed by Noble, the following two statements were made:

  "Shareholders should evaluate each of our biotechnology agreements (including specific genes) on their contribution to our Franchise Value. Each gene and agreement contributes to our Franchise Value in two ways: the amount of potential increase in profit to our end user customers and the Company due to value created in the market (e.g., additional profit per acre X number of acres); and, cost to the Company to gain access to a gene or technology, as measured by development expense and royalties owed during marketing."... "Digestibility is one of the major measures of hay quality and an important determinant of price per ton. Small increases in digestibility result in large increases in the value of the hay crop. A 1% increase in digestibility would significantly increase the value of hay as a feed for milk or meat production. Such an increase applied to the entire hay crop in the U.S. would translate into a $500 million increase in the value of hay harvested at the end user level. Given the four year harvest life of varieties, this translates into $2.0 billion of extra hay value." [See "Recent Developments" above.]

  "Negotiations for additional acquisitions continue as we seek to reach an annualized revenue base of $500 million by December 31, 1998, two full years ahead of our original schedule."

  June 22, 1998 Chairman's Update. "The May 11, 1998 announcement of the acquisition of DEKALB Genetics Corporation and Delta & Pine Land by Monsanto at a purchase price of over 7 times revenues was an excellent validation of AgriBioTech's management strategy. Our "Franchise Value" focus is to make ABT a mirror image of Pioneer and Delta & Pine Land (industry leading market share, industry leading germplasm and research, and world class value added/operations personnel). These two acquisitions, coupled with previous investments by Dupont (DD) in Pioneer (PHB) and Dow (DOW) in Mycogen (MYCO) are certainly positive developments for AgriBioTech. Shareholders should recognize that ABT management has achieved only a portion of our "Franchise Value" goals. Consequently, shareholders should not expect a valuation today of 7 times revenue. However, it is reasonable to expect valuation multiples greater than today's 2.5 times revenue multiple."

  Financial Information. Human Assets. The Company announced that on January 1, 1998 two key positions were filled, that of President and Chief Operating Officer and Vice President, Director of Research. The respective biographies of Kent Schulze, President, and Thomas Rice, Vice President, appear in the Company's Proxy Statement dated January 20, 1998. See "Information Incorporated by Reference." This section also includes the biographies of various other employees which also appear in the Company's 1997 Annual Report to Shareholders, none of whom are executive officers of the Company.

 1997 Annual Report to Shareholders--Dear Fellow Shareholders Letter.

  "In 1995, we set out to consolidate two important seed sectors and gain 45 percent market share by the year 2000; we are 12 to 18 months ahead of our target schedule for achieving this goal."

  "To date, the Company has maintained historical revenues while increasing same store sales by roughly 7 percent as a result of our consolidation strategy."

  "In Fiscal 1998, we expect to achieve full-year profitability because our Company now has a strong platform of research and development through traditional genetic breeding programs, seed processing plants, and national and international distribution and sales networks for most forage and cool-season turfgrass species."

                                 RISK FACTORS

  This Prospectus (including without limitation the following Risk Factors) contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) regarding the Company and its business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Prospectus.

  Although forward-looking statements in this Prospectus reflect the good faith judgment of the Company's management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed below as well as those discussed elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Prospectus. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus, the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, as amended, as well as the various other documents listed under the heading "Information Incorporated By Reference," all of which have been filed with the Commission, and attempt to advise interested parties of the risks and factors that may affect the Company's business, financial condition and results of operations and prospects.

  Recent Rapid Growth; Ability to Manage Growth. The Company has acquired all or part of 29 companies in the forage and turfgrass seed sector since January 1, 1995, has signed agreements to acquire two additional seed companies, and intends to expand current levels of operations. The Company has experienced significant revenue growth and has expanded the number of its employees and the geographic scope of its operations. These factors have resulted in increased responsibilities for management personnel. This rapid growth has placed and may continue to place significant demands on the Company's management, technical, financial and other resources. In addition, successful expansion of the Company's operations will depend on, among other things, the Company's ability to attract, hire and retain skilled management and other personnel, secure adequate sources of seed on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to improve operational, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its future growth effectively, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Management's Discussion and Analysis or Plan of Operations" in the Form 10-KSB and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Forms 10-Q (collectively, "MD&A"), and "Description of Business--Acquisition Program" in the Form 10-KSB.

  Integration of Acquisitions. The Company is in the process of integrating its recent acquisitions, and intends to expand current levels of operations through additional acquisitions. The Company's future success depends upon its ability to combine the operations of its acquired subsidiaries into a vertically integrated company. The Company's acquired subsidiaries, many of which are geographically disparate, represent the full spectrum of the forage and turfgrass seed production, processing, sales and distribution process. The Company's prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with operating, managing and integrating a large group of businesses and/or subsidiaries. There can be no assurance that the Company will be able to effectively integrate the acquired subsidiaries, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "MD&A" and "Description of Business--Acquisition Program" in the Form 10-KSB.

  No Assurance of Future Acquisitions. The Company has experienced significant growth in net sales, from approximately $26 million in the fiscal year ended June 30, 1996 ("Fiscal 1996") to $66 million in the fiscal year ended June 30, 1997 ("Fiscal 1997") and to pro forma net sales of approximately $407 million for Fiscal 1997 reflecting completed acquisitions and the Pending Acquisitions. The growth is attributed primarily to the Company's acquisitions. The Company's future growth will depend upon its ability to continue to make acquisitions, as well as increase sales from existing operations, neither of which can be assured.

  While the Company has been able to complete 29 acquisitions during the last three and one-half years, the Company may not make as many acquisitions in the future as a result of, among other things, its achieving its leading market position. The Company generally intends to seek to acquire larger companies that specialize in research and development, processing, and distribution. The Company is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company may, in certain circumstances, compete for acquisition candidates with entities that have substantially greater resources than the Company.

  Potential Liabilities Associated with Acquisitions. The businesses acquired by the Company may have liabilities that the Company did not discover or may have been unable to discover during its pre-acquisition investigation, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, the provisions of which may change in the future with retroactive effect, for which the Company, as a successor owner, may be responsible. Any indemnities or warranties may not fully cover such liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons. Therefore, in the event the Company is held responsible for the foregoing liabilities, the Company's operations may be materially adversely affected.

  Development of New Products. The Company continues to develop new, genetically superior forage and turfgrass varieties. The Company believes that the development and marketing of such elite varieties will play a key role in the Company's success. There can be no assurance that the Company will develop such genetically superior strains either on its own or with industry partners. If the Company is unable to develop and successfully market new product lines, this could have a material adverse effect on the Company's business, financial condition and results of operations. See "Acquisitions, Description of Other Indebtedness, Recent Developments and Web Site Disclosures," and "Description of Business--Research and Development" in the Form 10-KSB.

  Market Acceptance. Potential investors should be aware that even if the Company is successful in developing genetically superior strains as stated above, there can be no assurance that there will be a market for such products; or, if such a market develops that the Company will be able to recoup the costs associated with the development of these products. If the Company is unable to effectively market products it has developed at prices sufficient to (i) cover the Company's costs and (ii) generate adequate return on the Company's capital, the Company's business, financial condition and results of operations may be materially adversely affected.

  Reliance on the PVPA and Proprietary Rights. The Company owns proprietary varieties for a number of forage and turfgrass species that are protected under the Plant Variety Protection Act ("PVPA") and is seeking to acquire and/or develop other varieties protected by the PVPA. The PVPA prohibits others from selling seed of those proprietary varieties for 20 years, after which such protection expires. The inability to develop protected varieties could have a material adverse impact on the Company's business, financial condition and results of operations. There can be no assurance that any proprietary rights owned by the Company or licensed from third parties will not be challenged, invalidated, or circumvented, or that the rights held by the Company will provide any competitive advantage, or that the Company's competitors will not possess protected varieties that perform better than those of the Company. The Company could also incur substantial costs in asserting its proprietary rights against others, including any such rights obtained from third parties, and/or defending any infringement suits brought against the Company. See "Acquisitions, Description of Other Indebtedness, Recent Developments and Web Site Disclosures," and "Description of Business-- Proprietary Rights" in the Form 10-KSB.

  Access to Biotechnology. Breakthroughs in biotechnology have led to the introduction of new, improved and specialized seeds in other seed sectors, such as corn, soybeans and cotton. The Company believes that similar breakthroughs in biotechnology will also lead to the introduction of enhanced seeds in the forage and turfgrass sector. The Company's objective is to become the licensee or partner of choice for owners of value-added genetic traits in order to accelerate the introduction of these traits to its customers through biotechnologically enhanced products. In addition to the risks described above under "Development of New Products" and "Market Acceptance" there can be no assurance that the Company will succeed in its efforts to license biotechnology genes and develop commercial products from such licenses. The Company's inability to develop or market products through biotechnology at prices sufficient to recover its costs and generate adequate returns on capital could have a materially adverse effect on the Company's future business, financial condition and results of operations. See "Acquisitions, Description of Other Indebtedness, Recent Developments and Web Site Disclosures" and "Description of Business--Proprietary Rights" in the Form 10-KSB.

  Competition. The seed industry and the field of agricultural technology are both highly competitive. The Company competes in the forage and turfgrass seed sector primarily on the basis of price, product quality and service. The major agricultural seed companies in the United States focus their sales around hybrid seed corn (Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation), cotton seed (Delta and Pine Land Company) and other grain crops. Each of those competitors has national brand name acceptance. In the past, these companies have treated forage and turfgrass seeds as ancillary crops when they compete in the marketplace. This is the opposite of the Company's business strategy, which is to treat forage and turfgrass seed as its primary product. Therefore, the Company's major competitors in the forage and turfgrass seed sector currently are primarily large regional companies and numerous small family seed businesses. However, any of the major agricultural seed companies may decide to intensify its efforts in the forage and turfgrass seed sector. Management believes that as the Company's acquisition strategy becomes better known in the seed industry, the competition for acquisitions, sales, facilities and personnel will intensify.

  In the alfalfa seed industry, the largest United States competitors are Cenex/Land O'Lakes/Research Seeds, Helena/AgriPro, Pioneer and Cal/West Seeds, each of which has annual alfalfa seed sales estimated to be between $20 million and $60 million. The Company's largest competitors for forages other than alfalfa are FFR Research (see "Acquisitions, Description of Other Indebtedness, Recent Developments and Web Site Disclosures") and its farm cooperative members. There are also small family owned businesses that are strong competitors in small geographic areas. The Company has a number of competitors for cool-season turfgrass seed that have annual sales of between $20 million and $80 million. Most of these companies are regional companies with only Pennington Seed and O.M. Scott having national name brand acceptance.

  The Company currently competes with, and in the future expects that it will continue to compete with, companies with substantially greater financial, marketing, personnel and research and development resources than those of the Company. There can be no assurance that the Company will be able to compete successfully against such companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition. See "Description of Business--Competition" in the Form 10-KSB.

  Lack of Historical Profitability; Accumulated Deficit. The Company has reported only three profitable quarters since becoming a publicly owned company in September 1993. Potential investors should be aware that over the life of the Company, the Company has not reported a profitable fiscal year and has failed to show consistent profitability. The Company had an accumulated deficit of $8,107,447 at March 31, 1998.

  Substantial Indebtedness; Effects of Financial Leverage. The Company has indebtedness which is substantial in relation to its stockholders' equity, as well as interest and debt service requirements which are significant compared to its cash flow from operations. As of March 31, 1998, on a pro forma basis reflecting acquisitions completed after March 31, 1998 and the Pending Acquisitions, including related financing of such acquisitions, the Company had approximately $126.7 million of short-term debt and long-term obligations outstanding. The Company is permitted to incur up to $100 million (subject to a borrowing base computation and compliance with certain financial covenants) of indebtedness under its Revolving Credit Facility. As of August 3, 1998, the Company had borrowed approximately $52 million under the Revolving Credit Facility. See "Acquisitions, Description of Other Indebtedness, Recent Developments and Web Site Disclosures."

  The degree to which the Company is leveraged could have important consequences to holders of the Common Stock including, but not limited to, the following: (i) the Company's level of indebtedness could make it more difficult for the Company to satisfy its obligations with regard to indebtedness; (ii) the Company's level of indebtedness could increase its vulnerability to general adverse economic and industry conditions; (iii) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for operations and other purposes; (iv) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, research and development, or general corporate purposes may be impaired; (v) the Company's leverage position and covenants contained in the Revolving Credit Facility could limit the Company's ability to expand, compete and make capital improvements; and (vi) the Company's borrowings under the Revolving Credit Facility are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates.

  The Company's ability to pay interest on the Revolving Credit Facility, and to satisfy its other obligations will depend upon the Company's future financial and operating performance, which, in turn, will be affected by prevailing economic conditions and financial, business, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company's cash flow from operations has not been sufficient to meet its debt service obligations in the past, without equity and debt financings. There can be no assurance that the Company will have sufficient funds in the future to meet its obligations under the Revolving Credit Facility and any other indebtedness that the Company may incur. This is particularly true as the Company continues to expand its operations. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures and acquisitions, scaling back the Company's expansion efforts, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on terms acceptable to the Company, if at all. See "MD&A."

  Restrictions Imposed by Terms of Certain Indebtedness. The Revolving Credit Facility contains certain restrictive covenants that will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in certain transactions with affiliates, create liens, sell assets and engage in mergers and corporate consolidations. The collateral securing borrowings under the Revolving Credit Facility consists of substantially all the assets of the Company except fixed assets and real estate. The Revolving Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could constitute an event of default under the Revolving Credit Facility. Upon the occurrence of an event of default under the Revolving Credit Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interests, to be immediately due and payable. If the indebtedness under the Revolving Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and other indebtedness of the Company. If ABT were unable to repay those amounts, the lenders under the Revolving Credit Facility could proceed to foreclose their security interest in the collateral securing the indebtedness thereunder. The ability of the Company to comply with the restrictions and covenants in the Revolving Credit Facility, will be dependent upon the Company's future performance and various other factors, certain of which (e.g., the general economy and the weather) are beyond its control. See "Acquisitions, Description of Other Indebtedness, Recent Developments and Web Site Disclosures."

  Need for Future Capital. The Company's capital requirements have been and are expected to continue to be significant. The Company currently believes that it will need additional funding, both debt and equity, together with available borrowings under the Revolving Credit Facility to enable the Company to fund its current operations and the consummation of anticipated acquisitions during the next 12 months. The Company's future capital requirements will depend on numerous factors including, but not limited to, the timing and cost of any future acquisitions and the time and cost involved in integrating the Company's acquisitions and growing the Company's existing operations. In the event that the Company's plans or assumptions change or prove to be inaccurate, and the funds available to the Company prove to be insufficient to fund the Company's growth and operations, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional funds earlier than currently anticipated. See "MD&A."

  Dependence on Key Personnel. The success of the Company is largely dependent upon the efforts, abilities and expertise of Dr. Johnny R. Thomas, Chief Executive Officer, as well as each of the Company's five other executive officers. The loss of any of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has obtained a key-man life insurance policy in the amount of $3 million on the life of Dr. Thomas. The Company's prospects depend upon its ability to attract and retain qualified marketing, financial, management information system, and other technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel. See "Management" in the Form 10-KSB.

  Cyclical Nature of Agricultural Products. Most agricultural products, including forage and turfgrass seed, are commodities that are subject to wide fluctuations in price based on supply of the products and demand for, in this case, the raw or processed seed. Furthermore, the demand for seed is dependent on the demand of farmers, which is influenced by the general farm economy. The production of seed is subject to a variety of nature's adversities including drought, wind, hail, disease, insects, early frost and numerous other forces that could adversely affect the growing of seed in any growing season, resulting in larger fluctuations in results of operations between quarters. See "Management's Discussion and Analysis or Plan of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

  Seasonality of Quarterly Results. The Company's seed business is subject to wide seasonal fluctuations that reflect the typical purchasing and growing patterns for forage and turfgrass crops. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. Results of operations from quarter to quarter will not necessarily reflect the results for the entire year and are not necessarily indicative of results that may be expected for any other interim period. Management believes that quarterly sales will continue to fluctuate significantly depending on, among other things, the breakdown of the Company's sales between forage and cool-season turfgrass seeds for any specific period of time. See "Management's Discussion and Analysis or Plan of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

  Government Regulation. The Company's operations are directly and indirectly subject to various Federal and state environmental controls and regulations. Management believes that the Company is in substantial compliance with existing environmental regulations, but can give no assurance that it can maintain such compliance without incurring substantial cost and expense if additional laws and regulations are enacted or promulgated.

  While not affecting the Company's operations, certain government regulations may have an effect on the demand for the Company's products. For example, from time to time the federal government has imposed restrictions on the sale of certain commodities to certain countries, including commodities the seed for which are produced by the Company. In addition, United States government agricultural policies are designed to maintain a balanced supply and demand for certain commodities by regulating planted acreage through set-asides in certain crops. Adherence to set-asides is the basis for farmers' eligibility for government subsidy payments and other benefits. An increase in the set-aside for a crop generally reduces farmer demand for seed for that crop, and a decrease in the set-aside generally increases demand for that seed. In addition, other government policies, such as subsidizing export sales of certain commodities, ultimately affect seed sales. Certain of the Company's sales of seed are subject to demand swings resulting from changes in these programs.

  Adoption of regulations regarding the allocation of water in California, Arizona and other states with limited water supplies could result in a reduction of the number of acres planted with various crops, reducing the demand for the Company's products in those states.

  The development of seed of genetically altered plants is regulated by the United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency (the "EPA") and various state agencies. These Federal agencies require permits for field testing and the EPA also regulates insecticide and herbicide products. The Company is not aware of any pending legislation that would materially impact either its traditional product development or commercialization of seed from genetically altered plants. There can be no assurance that regulatory agencies administering existing or future regulations or legislation will allow the Company to produce and market genetically engineered seed, if at all, in a timely manner or under technically or commercially feasible conditions. The Company's inability to produce such seed could have a material adverse effect on the Company.

  Adverse Effect of Potential Future Sales of Common Stock. Of the Company's 37,424,477 issued and outstanding shares of Common Stock as of August 7, 1998, approximately 7,844,000 shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act. All but 975,000 of these restricted shares have been or are being registered for resale under the Securities Act. Approximately 7,565,000 additional shares of Common Stock are issuable without restriction upon exercise of outstanding options as of July 1, 1998 and have been or are being registered under the Securities Act. This Prospectus relates to the offer and sale of an aggregate of 7,122,291 shares (all of which are presently outstanding except 586,500 shares issuable upon exercise of outstanding Warrants) of Common Stock by certain Selling Stockholders who are either QIB's or Investors who purchased their respective securities (4,161,682 shares) in Private Placements or the Former Owners of companies acquired by the Company (2,960,609 shares), or their respective assignees. The Former Owners have each entered into lock-up agreements with the Company which permit, an aggregate of between 93,500 and 110,500 shares of Common Stock to be sold during the period through October 31, 1998 and in varying amounts thereafter.

  The Company is unable to predict the effect that sales made under Rule 144, sales made pursuant to registration statements, or otherwise, may have on the then existing market price of the Company's securities. The possibility exists that the sale of any of these securities, or even the potential for such sales, may be expected to have an adverse effect on the price of the Company's securities in any public trading market. This could impair the Company's ability to raise additional equity capital.

  Public Market Risks; Possible Volatility of Common Stock Prices. The market price for the Company's securities has been and may continue to be volatile. Factors such as the Company's financial results, financing efforts, changes in earnings estimates by analysts, conditions in the Company's business and various factors affecting the agricultural industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, the common stock of which trades in the over-the-counter market, have experienced wide price fluctuations and volatility that have not necessarily been related to the operating performance of such companies themselves. Any such fluctuations or general economic and market trends could adversely affect the price of the Company's securities. In view of the foregoing factors, in some future quarters the Company's operating results may be below the expectations of public market analysts and investors. In that event, the price of the Company's securities would likely be materially adversely affected. See "Price Range of Common Stock."

  Immediate Substantial Dilution. The Company's present stockholders acquired their shares of Common Stock at costs substantially below the offering price of the Common Stock to be sold by the Selling Stockholders. Therefore, investors purchasing Common Stock in this offering will incur an immediate and substantial dilution in pro forma net tangible book value per share, which is equal to the total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding.

  Management Information Systems and Year 2000 Risks. As a result of the acquisitions completed to date, the Company currently has several different data processing systems. These systems were implemented by the individual operating units that were subsequently acquired by the Company. The Company has made a preliminary assessment of the impact on these systems of reaching the Year 2000. While some of these systems will accommodate the Year 2000, others will not. The Company is in the process of integrating these systems into one Company wide information system and has contracted for software, hardware and consulting services to implement an enterprise resource planning system ("ERP") to meet all information systems requirements. The cost of this implementation is not expected to exceed $4 million. The Company believes that it has allocated adequate resources for this purpose. The ERP system currently being implemented is designed to be Year 2000 compliant and to ensure the Company's computer systems and applications will function properly beyond 1999. The Company expects its Year 2000 program to be successfully completed on a timely basis prior to January 1, 2000. There can, however, be no assurance that this will be accomplished.

  The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside of the Company's control. The Company is taking steps to confirm that the systems of its suppliers and customers are Year 2000 compliant and to determine whether the nature of any non-compliance would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. See "MD&A."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. Any proceeds received by the Company from the exercise of Warrants by Selling Stockholders in an amount of up to $10,263,750 of gross proceeds will be used to repay indebtedness, fund the cash portion of acquisitions and/or for working capital purposes.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has traded on the Nasdaq National Market since February 14, 1997, under the symbol "ABTX."

  The following table sets forth the high and low closing prices for the Common Stock for each quarter in Fiscal 1996 and Fiscal 1997, until February 13, 1997, on the Nasdaq SmallCap Market and since February 14, 1997 on the Nasdaq National Market.

                                                               HIGH       LOW
                                                             --------- ---------
FISCAL 1996
  July 1, 1995-September 30, 1995........................... $ 5 7/16  $ 3 1/16
  October 1, 1995-December 31, 1995......................... $ 3 5/8   $ 1 5/8
  January 1, 1996-March 31, 1996............................ $ 4 1/16  $ 2
  April 1, 1996-June 30, 1996............................... $ 4 15/16 $ 3 1/2
FISCAL 1997
  July 1, 1996-September 30, 1996........................... $ 4 1/16  $ 2 15/32
  October 1, 1996-December 31, 1996......................... $ 2 3/16  $ 2 1/32
  January 1, 1997-March 31, 1997............................ $ 3 3/8   $ 2 1/16
  April 1, 1997-June 30, 1997............................... $ 6 15/16 $ 2 15/32
FISCAL 1998
  July 1, 1997-September 30, 1997........................... $10 1/2   $ 6 1/32
  October 1, 1997-December 31, 1997......................... $17 1/16  $ 9
  January 1, 1998-March 31, 1998............................ $19 3/32  $13 7/16
  April 1, 1998-June 30, 1998............................... $29       $13 3/4

  As of August 7, 1998, the Company had 412 record holders of its Common Stock. The Company reasonably believes that there were in excess of 4,000 beneficial holders of its Common Stock on such date.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's Revolving Credit Facility prohibits the Company from declaring or paying any cash dividends without the lenders' consent.

                            SELECTED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The selected financial data in the following table should be read in conjunction with the Company's Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference herein. The historical selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of each of the years ended June 30, 1997 and 1996, the nine-month period ended June 30, 1995, and each of the years ended September 30, 1994 and 1993 are derived from the consolidated financial statements of ABT and subsidiaries, which financial statements have been audited by KMPG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of June 30, 1997 and 1996 and for the years then ended, and the nine-month period ended June 30, 1995, and the report thereon, are incorporated by reference in this Prospectus. The selected financial data presented below for and as of the end of the nine month periods ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of the Company incorporated by reference in this Prospectus. In the opinion of the management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the nine month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis or Plan of Operations--Seasonality of Business and Quarterly Comparisons" and "Business--Acquisition Program" in the Company's Form 10-KSB for information that affects a comparison of the Company's quarterly results of operations.

STATEMENT OF OPERATIONS DATA:

                                                                 NINE
                            NINE MONTHS        YEARS ENDED      MONTHS    YEAR ENDED
                          ENDED MARCH 31,       JUNE 30,        ENDED    SEPTEMBER 30,
                          -----------------  ----------------  JUNE 30,  --------------
                            1998     1997     1997     1996    1995(1)    1994    1993
                          --------  -------  -------  -------  --------  ------  ------
Net sales...............  $139,695  $41,165  $65,904  $25,962  $ 4,754   $   29  $   12
Cost of sales...........   109,209   31,006   49,527   19,236    3,398       12       3
                          --------  -------  -------  -------  -------   ------  ------
Gross profit............    30,486   10,159   16,377    6,726    1,356       17       9
Operating expenses......    27,442   10,814   17,972    9,637    2,779      915     171
                          --------  -------  -------  -------  -------   ------  ------
Earnings (loss) from
 operations.............     3,044     (655)  (1,595)  (2,911)  (1,423)    (898)   (162)
Total other income
 (expense)..............    (1,634)    (534)  (1,119)    (413)      16        8     (30)
                          --------  -------  -------  -------  -------   ------  ------
Earnings (loss) before
 income taxes...........     1,410   (1,189)  (2,714)  (3,324)  (1,407)    (890)   (192)
Income tax expense
 (benefit)..............    (2,907)     --       --       --       --       --      --
                          --------  -------  -------  -------  -------   ------  ------
Net earnings (loss).....     4,317   (1,189)  (2,714)  (3,324)  (1,407)    (890)   (192)
Discount and imputed
 dividends on preferred
 stock..................        80    3,203    3,233    2,318      --       --      --
                          --------  -------  -------  -------  -------   ------  ------
Net earnings (loss)
 attributable to common
 stock..................  $  4,237  $(4,392) $(5,947) $(5,642) $(1,407)  $ (890) $ (192)
                          ========  =======  =======  =======  =======   ======  ======
Shares of common stock
 used in computing
 (loss) per common share
 (in thousands):
 Basic..................    28,044   13,301   15,549    7,459    5,485    3,911   1,205
 Diluted................    32,374   13,301   15,549    7,459    5,485    3,911   1,205
                          ========  =======  =======  =======  =======   ======  ======
Net earnings (loss) per
 common share:
 Basic..................  $   0.15  $ (0.33) $ (0.38) $ (0.76) $ (0.26)  $(0.23) $(0.16)
 Diluted................  $   0.13  $ (0.33) $ (0.38) $ (0.76) $ (0.26)  $(0.23) $(0.16)
                          ========  =======  =======  =======  =======   ======  ======

                                                   (Footnote on following page)

BALANCE SHEET DATA:

                                               JUNE 30,         SEPTEMBER 30,
                              MARCH 31, ----------------------- -------------
                                1998     1997    1996   1995(1)  1994   1993
                              --------- ------- ------- ------- ------ ------
Cash and cash equivalents.... $  2,967  $ 2,554 $ 2,522 $1,423  $  441 $   14
Total assets.................  258,770   95,113  26,184  8,014     765    309
Long-term obligations,
 excluding current
 installments................    8,433    2,668   1,055    148     106    213
Total liabilities............  107,880   50,125  12,161  1,681     261    384
Working capital..............   24,263    7,555   6,461  3,792     375   (158)
Stockholders' equity.........  150,891   44,988  14,022  6,333     504    (75)

--------
(1) The Company changed its fiscal year end to June 30th effective in 1995.

                             SELLING STOCKHOLDERS

  The following table sets forth information as of July 13, 1998, based on information obtained from the Selling Stockholders named below with respect to the beneficial ownership of 7,122,291 Selling Stockholder Shares being registered hereunder; the number of Shares known to the Company to be held by each; the number of Shares to be sold by each; and the percentage of outstanding shares of Common Stock beneficially owned by each before this offering and assuming that no Shares will be owned after this offering.

                           AMOUNT AND                          PERCENTAGE OF
                             NATURE               NUMBER OF  OUTSTANDING SHARES
                          OF BENEFICIAL             SHARES      OWNED BEFORE
NAME                      OWNERSHIP(1)            TO BE SOLD    OFFERING (2)
----                      -------------           ---------- ------------------
Quantum Partners LDC.....   2,852,882(3)          2,852,882         7.6%
Ardsley Partners I,
 L.P.....................     100,000(4)            100,000          *
Ardsley Partners II,
 L.P.....................     100,000(4)            100,000          *
Ardsley Offshore Fund,
 Ltd.....................     200,000(4)            200,000          *
Brown Simpson Strategic
 Growth Fund, Ltd. ......     106,200(5)            106,200          *
Brown Simpson Strategic
 Growth Fund, L.P........      35,600(5)             35,600          *
Southbrook International
 Investments, Ltd........     215,000(5)            215,000          *
Lehman Brothers, Inc.....     517,500(6)            517,500
Bosque, F.L.P............      34,500(7)             34,500          *
Fred and Janice Clark....     126,887(8)(9)          16,560          *
Brent Clark..............      58,124(8)(9)           4,516          *
Steven Jensen............      38,562(8)(10)          3,844          *
Gary Parker..............       8,021(11)(12)         2,205          *
Ruth Lytle...............       5,392(11)(13)         1,492          *
Curt Croshaw.............      11,492(9)(11)(12)      1,492          *
Richard P. Budd (14).....     711,368(15)(16)(19)   350,684         1.9%
Joseph R. Budd...........     263,756(15)(19)       131,878          *
John D. Budd.............     378,871(15)(19)       189,435         1.0%
Theodore P. Budd.........     263,756(15)(19)       131,878          *
Lee Ann Chrisco..........      41,168(15)(17)(19)    41,168          *
Kenneth R. Budd..........     195,235(15)(18)(19)    85,118          *
Kenneth R. Budd, NCUTMA
 Custodian for Ryan
 Budd....................      13,188(15)(19)         6,594          *
Kenneth R. Budd, NCUTMA
 Custodian for Elizabeth
 Budd....................      13,188(15)(19)         6,594          *
Richard P. Budd
 Irrevocable Living
 Trust...................      63,302(15)(19)        31,651          *
Womble Carlyle Sandridge
 & Rice held in trust
 pursuant to an Escrow
 Agreement dated
 January 6, 1998.........      50,000(15)(19)        50,000          *
Vern J. Luken............      71,942(19)(20)        71,942          *
Michael V. Luken.........      25,583(19)(20)        25,583          *
Paul A. Luken............       4,359(19)(20)         4,359          *
Audrey Luken.............         397(19)(20)           397          *
Drew D. Kinder...........     103,500(19)(21)        93,500          *
John J. Zajac............     261,000(19)(22)       249,000          *
Ellen M. Zajac...........      31,500(19)(23)        30,000          *
Sandra P. Zajac-Pepin....      33,000(19)(24)        21,000          *
VDS Farms, Inc. .........     460,000(19)(25)       460,000         1.2%
Harry W. Keckley.........     100,000(19)(26)       100,000          *
Kevin W. Keckley.........     110,000(19)(27)       100,000          *

                              AMOUNT AND                      PERCENTAGE OF
                                NATURE           NUMBER OF  OUTSTANDING SHARES
                             OF BENEFICIAL         SHARES      OWNED BEFORE
NAME                         OWNERSHIP(1)        TO BE SOLD    OFFERING(2)
----                         -------------       ---------- ------------------
Jaramillo Family Trust......     194,000(19)(28)   192,000          *
Paul R. Jaramillo...........     133,000(19)(29)   103,000          *
Jerome J. Peterson..........     150,000(19)(30)   130,000           *
Amy C. Deckas...............      40,000(19)(30)    20,000           *
Ronald E. Evans.............      40,200(19)(30)    20,000           *
Scott J. Patterson..........      40,000(19)(30)    20,000           *
Dallas M. Grekoff...........      30,000(19)(30)    10,000           *
James R. Billings...........      68,182(19)(31)    68,182           *
Daniel Swindell.............      40,455(19)(31)    35,455           *
Robert M. Trask.............       7,818(19)(31)     6,818           *
William D. Trask............       5,091(19)(31)     4,091           *
Eino M. Hendrickson.........       7,818(19)(31)     6,818           *
Gary J. Marostica...........       9,182(19)(31)     8,182           *
Jerry T. Inouye.............       6,818(19)(31)     6,818           *
David C. Hill...............      10,000(32)        10,000           *
Michael D. and Neva A.
 Rudder.....................     108,355(19)(33)   108,355           *
                                                 ---------
  Total.....................                     7,122,291
                                                 =========

--------
  * Less than 1%

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Assumes, for each person, that any exercisable and convertible Securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised. Except as noted below, none of the Selling Stockholders has had any position or relationship with the Company other than as a shareholder during the past three years.

 (2) Based on 37,424,477 shares of Common Stock issued and outstanding as of August 7, 1998.

 (3) These Shares were issued in private offerings pursuant to securities purchase agreements dated March 31, 1998 and May 13, 1998, and includes 344,900 shares issuable upon conversion of Warrants granted on May 13, 1998. Soros Fund Management LLC ("SFM LLC") serves as principal investment manager to Quantum Partners LDC and as such, has been granted investment discretion over Quantum Partners' Shares. In such capacity SFM LLC may be deemed to have voting and dispositive power over such Shares. Mr. George Soros, as Chairman of SFM LLC, and Mr. Stanley Druckenmiller, as Lead Portfolio Manager of SFM LLC, may also be deemed to have voting and dispositive power over such Shares.

 (4) These Shares were issued in a private offering pursuant to related securities purchase agreements dated March 31, 1998.

 (5) These Shares were issued in private offerings pursuant to related securities purchase agreements dated April 2, 1998 and May 4, 1998, and in the case of Brown Simpson Strategic Growth Fund Ltd and Brown Simpson Strategic Growth Fund L.P., includes 25,900 and 8,700 shares, respectively, issuable upon conversion of Warrants granted on May 4, 1998.

 (6) The Shares were issued in a private offering pursuant to a securities purchase agreement dated May 4, 1998 and includes 172,500 shares issuable upon conversion of Warrants granted on May 4, 1998.

 (7) These Shares are issuable upon conversion of Warrants granted on May 4, 1998.

 (8) These Shares were issued in lieu of a cash payment due on January 1, 1998 to the former owners of Clark Seeds, Inc.

 (9) Excludes 1,400 shares, 11,000 shares and 40,000 shares issuable to Fred and Janice Clark, Brent Clark and Curt Croshaw, respectively, issuable upon exercise of options not currently exercisable.

(10) Includes 1,900 shares issuable upon exercise of currently exercisable options, but excludes 2,000 shares issuable upon exercise of options not currently exercisable.

(11) These Shares were issued to authorized "stand-by" purchasers of Common Stock not taken by the former owners of Clark.

(12) Includes 1,200 shares issuable upon exercise of currently exercisable options, but excludes 600 shares issuable upon exercise of options not currently exercisable.

(13) Includes 3,900 shares issuable upon exercise of currently exercisable options, but excludes 24,900 shares issuable upon exercise of options not currently exercisable.

(14) Mr. Budd is an independent Director of the Company.

(15) These Shares were issued in connection with the Company's January 6, 1998 acquisition of Lofts Seed, Inc. and Budd Seed, Inc. (collectively, "Lofts Seed").

(16) Includes 10,000 shares issuable upon exercise of options granted on January 6, 1998, when Mr. Budd became a director of the Company, but excludes 10,000 shares issuable upon exercise of options not currently exercisable.

(17) These Shares originally were issued to Gerald Chrisco in connection with the Company's January 6, 1998 acquisition of Lofts Seed, and were transferred by Mr. Chrisco to his wife Lee Ann Chrisco. Excludes an additional 41,168 shares owned by Mr. Chrisco, over which shares Mrs. Chrisco disclaims beneficial ownership.

(18) Includes 25,000 shares issuable upon exercise of options granted on January 6, 1998, pursuant to the terms of an Employment Agreement between Mr. Budd and the Company, but excludes 125,000 shares issuable upon exercise of options not currently exercisable.

(19) The Shares offered hereby are the subject of individual lock-up agreements.

(20) These Shares were issued in connection with the Company's March 12, 1998 acquisition of Discount Farm Center Inc.

(21) These Shares were issued in connection with the Company's March 24, 1998 acquisition of Kinder Seed, Inc. Includes 10,000 shares issuable upon exercise of options granted on March 24, 1998, pursuant to the terms of an Employment Agreement between Mr. Kinder and the Company, but excludes 40,000 shares issuable upon exercise of options not currently exercisable.

(22) These Shares were issued in connection with the Company's April 8, 1998 acquisition of Zajac Performance Seeds Inc. and Zajac Performance Seeds Oregon LLC (collectively, "Zajac"). Includes 12,000 shares issuable upon exercise of options granted on April 8, 1998, pursuant to the terms of an Employment Agreement between Mr. Zajac and the Company, but excludes 36,000 shares issuable upon exercise of options not currently exercisable.

(23) These Shares were issued in connection with the Company's April 8, 1998 acquisition of Zajac.

(24) These Shares were issued in connection with the Company's April 8, 1998 acquisition of Zajac. Includes 12,000 shares issuable upon exercise of options granted on April 8, 1998, pursuant to the terms of an Employment Agreement between Ms. Zajac-Pepin and the Company, but excludes 36,000 shares issuable upon exercise of options not currently exercisable.

(25) These Shares were issued in connection with the Company's April 23, 1998 acquisition of certain tangible and intangible assets of Van Dyke Seed Company, Inc.

(26) These Shares were issued in connection with the Company's April 27, 1998 acquisition of Ohio Seed Company.

(27) These Shares were issued in connection with the Company's April 27, 1998 acquisition of Ohio Seed Company. Includes 10,000 shares issuable upon exercise of options granted on April 27, 1998, pursuant to the terms of an Employment Agreement between Mr. Keckley and the Company, but excludes 40,000 shares issuable upon exercise of options not currently exercisable.

(28) These Shares were issued in connection with the Company's May 6, 1998 acquisition of Las Vegas Fertilizer Co., Inc. Includes 2,000 shares purchased in the open market.

(29) These Shares were issued in connection with the Company's May 6, 1998 acquisition of Las Vegas Fertilizer Co., Inc. Includes 30,000 shares issuable upon exercise of options granted on May 6, 1998, pursuant to the terms of an Employment Agreement between Mr. Jaramillo and the Company, but excludes 120,000 shares issuable upon exercise of options not currently exercisable.

(30) These Shares were issued in connection with the Company's May 22, 1998 acquisition of Peterson Seed Company. Includes 20,000, 20,000, 20,000, 20,000, and 20,000, shares issuable upon exercise of options granted on May 22, 1998 to Jerome J. Peterson, Amy C. Deckas, Ronald E. Evans, Scott
     J. Patterson and Dallas M. Grekoff, respectively, but excludes 40,000, 80,000, 80,000, 80,000, and 80,000 shares issuable upon exercise of options not currently exercisable.

(31) These Shares were issued in connection with the Company's June 25, 1998 acquisition of W-D Seed Growers Idaho, Inc. Includes 5,000 shares issuable upon exercise of options granted on June 25, 1998 to Daniel Swindell and an aggregate of 4,000 shares, issuable upon exercise of options to purchase 1,000 shares each granted on June 25, 1998 to each of Robert M. Trask, William D. Trask, Eino M. Hendrickson, and Gary J. Marostica, but excludes 20,000 shares issuable to Daniel Swindell and 4,000 shares each issuable to Robert M. Trask, William D. Trask, Eino M. Hendrickson, and Gray J. Marostica upon exercise of options not currently exercisable.

(32) These Shares were issued in connection with the Company's July 8, 1998 acquisition of Geo. W. Hill and Co., Inc.

(33) These Shares were issued in connection with the Company's July 21, 1998 acquisition of Arrowhead Enterprises, Inc. (d/b/a J&M Seed Company).

                         DESCRIPTION OF CAPITAL STOCK

 Authorized

  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

 Common Stock

  The Company is authorized to issue 75,000,000 shares of Common Stock, $.001 par value per share, of which 37,424,477 shares were issued and outstanding as of August 7, 1998. All of the outstanding shares of Common Stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared on Common Stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company available upon liquidation subject to rights of creditors and any shares of Preferred Stock. The holders of shares of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly, the holders of more than 50% of all the Common Stock outstanding are able to elect all directors. The current officers and directors beneficially held 5,022,975 (13.4%) of the shares outstanding and 7,412,975 shares (18.6%) after giving full effect to the exercise of their respective options exercisable within the succeeding 60 days of August 7, 1998.

 Preferred Stock

  The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value per share. As of the date hereof, the Company had no shares of Preferred Stock issued and outstanding.

  The Preferred Stock may be divided by the Company's Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders. The Company has no present plans, proposals, commitments or arrangements to issue any additional shares of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Although the Preferred Stock may be used for any lawful purpose, the Company has agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the Company without the approval of the Company's stockholders.

 Warrants

  On May 4, 1998 and May 13, 1998, the Company issued 241,600 and 344,900 redeemable Warrants, respectively, to purchase shares of its Common Stock. The Warrants were issued to certain QIBs and Investors in Private Placements of units. Each unit was sold for $29.00 and consisted of two shares of Common Stock and one Warrant. The Warrants are exercisable at a price of $17.50 per share for three years commencing on their respective dates of issuance. The Warrants are subject to redemption at $.01 per Warrant on five prior business days' notice if the closing sale price of the Company's Common Stock exceeds $25.00 per share for 15 consecutive trading days and the Company notifies the holder it intends to force a mandatory conversion of the Warrants and the Holder fails to exercise the Warrant. The shares of Common Stock issuable upon exercise of the Warrants have been registered as part of this Registration Statement and shall be issued pursuant to this Prospectus.

REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                             PLAN OF DISTRIBUTION

  The 7,122,291 Shares offered hereby may be sold from time to time by Selling Stockholders in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  None of the Selling Stockholders has held any position, office, or otherwise had a material relationship with the Company or any of its affiliates during the three years prior to the date of this Prospectus, except as set forth above under "Selling Stockholders."

  The Shares may be sold from time to time directly by the Selling Stockholders and/or by their respective assignees, transferees, pledgees or other successors for their respective accounts and not for the account of the Company. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions that may take place in the over-the-counter market including
(a) ordinary broker's transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions or pledges; (c) through sales to one or more broker/dealers for resale of such shares for their own account as principals, pursuant to this Prospectus; (d) in a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or (e) in exchange distributions and/or secondary distributions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

  The Selling Stockholders, their respective transferees, intermediaries, donees, pledgees or other successors in interest through whom the Shares are sold may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, with respect to the Shares offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the Shares also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any shares purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act.

  Registration of the Shares is being made pursuant to the related stock purchase agreements between the Company and each of the Selling Stockholders in the Private Placements and/or the purchase agreements in acquisitions of companies completed by the Company. Pursuant to the terms of such agreements, the Company will pay all expenses incident to the offering and sale of the Shares to the public except as described hereinafter. The Company will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders. In some cases, the Company has agreed to indemnify the Selling Stockholders and may indemnify any broker-dealer that participates in transactions involving the Sale of Shares against certain liabilities, including liabilities under the Securities Act.

  There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

  The sale of the Shares is subject to the Prospectus delivery and other requirements of the Securities Act. To the extent required, the Company will use its best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

  Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the Shares of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the Company during the applicable "cooling off" period five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of the Company's Common Stock and individual members of the firm own additional shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of AgriBioTech, Inc. as of June 30, 1997 and 1996 and for the years then ended and the nine-month period ended June 30, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the retroactive effect of a change in accounting for convertible preferred stock.

  The financial statements of Beachley Hardy Seed Company as of December 31, 1995 and 1994 and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of E.F. Burlingham & Sons as of December 31, 1996 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Olsen Fennell Seeds, Inc. as of December 31, 1996 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Mattia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the eleven-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statement of Willamette Seed Co. as of June 30, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance on the report of Price, Koontz & Davies, P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Van Dyke Seed Company, Inc. as of December 31, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Jones & Roth P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of Zajac Performance Seeds, Inc. et al. as of December 31, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Ludwig Bulmer Seifert & Lane, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Ramy Commercial Properties, Inc. and Subsidiary as of June 30, 1997 and 1996, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Hawkins, Ash, Baptie & Company, LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Oseco Inc. as of June 30, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG, chartered accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   2
Information Incorporated by Reference....................................   3
Prospectus Summary.......................................................   4
Summary Financial Data...................................................   5
Acquisitions, Description of Other Indebtedness, Recent Developments and
 Web Site Disclosures....................................................   6
Risk Factors.............................................................  13
Use of Proceeds..........................................................  19
Price Range of Common Stock..............................................  20
Dividend Policy..........................................................  20
Selected Financial Data..................................................  21
Selling Stockholders.....................................................  23
Description of Capital Stock.............................................  26
Plan of Distribution.....................................................  27
Legal Matters............................................................  29
Experts..................................................................  29

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                               AGRIBIOTECH, INC.

                                   7,122,291
                                   SHARES OF
                                 COMMON STOCK



                               -----------------

                                  PROSPECTUS

                               -----------------


                                AUGUST  , 1998


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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

   SEC Filing Fee.................................................. $ 27,175.69
   Printing and Engraving Expenses.................................  100,000.00
   Legal Fees and Expenses.........................................  100,000.00
   Accounting Fees and Expenses....................................   60,000.00
   Registrar and Transfer Agent's Fee..............................    5,000.00
   Miscellaneous...................................................    7,824.31
                                                                    -----------
     Total:........................................................ $300,000.00
                                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

  The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

  Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

 Section 78.751: Advancement of Expenses

  1. Any discretionary indemnification under section 5 of this act, unless ordered by a court or advanced pursuant to subsection 5, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    (a) By the stockholders;

    (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

    (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

    (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

  2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

  3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

    (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 5 of this act or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

    (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

 Indemnification of Officers, Directors, Employees and Agents.

  1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

 Section 78.752: Insurance and Other Financial Arrangement Against Liability
of Directors, Officers,   Employees and Agents.


  1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

  2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

    (a) The creation of a trust fund.

    (b) The establishment of a program of self-insurance.

    (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

    (d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

  3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

  4. In the absence of fraud:

    (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

    (b) The insurance or other financial arrangement:

      (1) Is not void or voidable; and

      (2) Does not subject any director approving it to personal liability for his action,

  even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

  5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

  Article VI of the Registrant's Bylaws provides as follows:

                                INDEMNIFICATION

  On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and
(b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

  On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

ITEM 16. EXHIBITS, LIST AND REPORTS ON FORM 8-K

  (a) Exhibits

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
     *5.1    Securities opinion of Snow Becker Krauss P.C.
    *23.1    Consent of KPMG Peat Marwick LLP
    *23.2    Consent of Cannon & Company
    *23.3    Consent of Price, Koontz & Davies, P.C.
    *23.4    Consent of Amper, Politziner & Mattia
    *23.5    Consent of KPMG, chartered accountants
    *23.6    Consent of Jones & Roth, P.C.
    *23.7    Consent of Ludwig Bulmer Seifert & Lane
    *23.8    Consent of Hawkins, Ash, Baptie & Company, LLP
    *23.9    Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.
     24.1    Power of Attorney (on signature page of the initial filing of the
             Registration Statement)

--------
 * Filed with this Registration Statement.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

    (4) For the purpose of determining any liability under the Securities Act, to treat each filing of the Company's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on August 10, 1998.

                                          Agribiotech, Inc.

                                                  /s/ Johnny R. Thomas
                                          By:
                                             ----------------------------------
                                             Johnny R. Thomas, Chairman of the
                                                           Board

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant on August 10, 1998 and in the capacities indicated.

      /s/ Johnny R. Thomas             Chairman of the Board
-----------------------------------    (Principal  Executive
         Johnny R. Thomas              Officer and Director)

                 *                     President and Director
-----------------------------------
           Kent Schulze

                 *                     Vice President and Treasurer
-----------------------------------    (Principal  Financial and
         Henry A. Ingalls              Accounting Officer)

                 *                     Vice President and Director
-----------------------------------
          Scott J. Loomis

                 *                     Vice President, Secretary
-----------------------------------    and Director
          John C. Francis

                 *                     Director
-----------------------------------
         James W. Hopkins

                 *                     Director
-----------------------------------
          Richard P. Budd
--------
* The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of the above-indicated officers and directors of the Registrant pursuant to powers of attorney signed by such officers and directors.

      /s/ Johnny R. Thomas
-----------------------------------
 Johnny R. Thomas as Attorney-in-
               fact

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
     *5.1    Securities opinion of Snow Becker Krauss P.C.
    *23.1    Consent of KPMG Peat Marwick LLP
    *23.2    Consent of Cannon & Company
    *23.3    Consent of Price, Koontz & Davies, P.C.
    *23.4    Consent of Amper, Politziner & Mattia
    *23.5    Consent of KPMG, chartered accountants
    *23.6    Consent of Jones & Roth, P.C.
    *23.7    Consent of Ludwig Bulmer Seifert & Lane
    *23.8    Consent of Hawkins, Ash, Baptie & Company, LLP
    *23.9    Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this Registration Statement.
    *24.1    Power of Attorney (on signature page of the initial filing of the
             Registration Statement)

--------
 * Filed with this Registration Statement.